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                                                                     EXHIBIT 2.1

JULY 1, 1997

FOR IMMEDIATE RELEASE             CONTACT:   PAUL LIBERTY, VP INVESTOR RELATIONS
                                             (703) 660-6677, EXT. 6260
                                             E-MAIL: PLIBERTY@METROCALL.COM



                 METROCALL COMPLETES PAGE AMERICA TRANSACTION

    ALEXANDRIA, VA, Metrocall, Inc. (NASDAQ NMS--MCLL) announced that the Company has successfully completed the purchase of substantially all the assets of Page America Group, Inc., which will add over 200,000 subscribers.

    "The purchase of Page America is the fifth acquisition for Metrocall in the past year and marks the successful completion of Phase II of the Company's stated three phase consolidation strategy," said William L. Collins III, President and Chief Executive Officer for Metrocall. "Based upon Metrocall's industry recognized successful integration track record, the Company expects that Page America will be quickly and systematically integrated. Every operating and functional area of Page America has been scheduled for integration transition. Metrocall has delivered on its consolidation strategy with the previous 900,000 subscribers acquired over the past year," said Collins.

    The purchase of Page America strengthens Metrocall's position as an industry leader in the New York/New Jersey marketplace and gives the Company a solid foothold into the Chicago market. As an industry consolidator, Metrocall's management is committed to implementing the Company's strategy to drive cash flow and net revenue growth, while responsibly managing debt and leverage ratios.

    Metrocall, Inc., headquartered in Alexandria, Virginia (Metropolitan Washington, DC), offers paging and wireless messaging across the United States and in over 1000 cities through its Nationwide Wireless Network to over 2.4 million subscribers.


Safe Harbor Statement Under the Private Securities Litigation Reform Act of
1995

The statements contained in this release which are not historical facts, such as those concerning future financial performance and growth, are forward-looking statements that are subject to risks and uncertainties, including those identified in the Company's Annual Report on Form 10-K and could differ materially from those set forth in the forward-looking statements.

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